Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated November 23, 2009, with respect to the consolidated financial statements as of and for the year ended October 2, 2009 of American Italian Pasta Company, appearing in the Current Report on Form 8-K filed on July 21, 2010, which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts”.
/s/ GRANT THORNTON LLP
Kansas City, MO
July 21, 2010